Exhibit 99.1

NEW PEOPLES BANKSHARES INC

NEWS RELEASE

FOR IMMEDIATE RELEASE:
August 5, 2021

FOR MORE INFORMATION, CONTACT:
C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES SECOND QUARTER 2021 RESULTS

Honaker, Virginia -- New Peoples Bankshares, Inc. (the Company) (OTCBB: NWPP) and its wholly-owned subsidiary, New Peoples Bank, Inc. (the Bank), today announced net income of $1.66 million, or $0.07 per share, for the quarter ended June 30, 2021 as compared to $29,000, or $0.00 per share, for the quarter ended June 30, 2020, a year-over-year quarterly improvement of $1.63 million and a 5634% increase. The primary drivers for the improved earnings were an increase in net interest income of $511,000, an increase in non-interest income of $750,000, and a reduction in non-interest expense of $468,000.

C. Todd Asbury, President and CEO of the Company, stated, "Our efforts over the last few years to improve efficiency and increase earnings are showing results. We are proud of our financial performance, which has steadily improved to a return on average assets of 0.82% and a return on average equity of 11.15% this quarter. The year over year performance is impressive, especially given the pandemic-related challenges we continue to face."

Paycheck Protection Program (PPP) loans have been a significant activity for us since their inception in 2020. During the first quarter of 2021, the Small Business Administration (SBA) initiated a second round of PPP loans and through June 30, 2021 we originated an additional 568 loans totaling $25.3 million. For both rounds of funding we originated 1,236 loans totaling $69.8 million. Through June 30, 2021, 691 loans totaling $37.0 million have received full or partial forgiveness, of which 419 loans totaling $28.2 million received forgiveness during the first six months of 2021.

With the end of the second round of the PPP loan program, our efforts are now focused on assisting borrowers in applying for and obtaining forgiveness through the SBA of the $32.7 million of loans outstanding at June 30, 2021.

Our balance sheet grew $41.3 million since December 31, 2020, a result of stimulus payments and PPP funds received by our customers into their deposit accounts, which funded loan originations and investment purchases.

During the second quarter, and as previously announced, our Pound and Weber City, Virginia offices were permanently closed and customer accounts were transferred to nearby offices. Personnel were reassigned and, for the time being, ITM services will remain at these locations.

In response to the economic impact brought on by the COVID-19 pandemic, we continue to maintain the practices of daily self-assessments and temperature monitoring for all employees prior to entering their worksite. Asbury commented, "The safety of our customers, employees and the residents of the region remain a top priority as we all emerge from the pandemic. We are very happy to report that all our branch lobbies have been fully open since April to our customers. We continue to support our customers and our region as we turn our attention to assisting our PPP borrowers through the forgiveness process."

Highlights

- Net interest income improved to $6.7 million for the second quarter of 2021, an improvement of $238,000, or 3.7%, over the prior quarter, and an improvement of $511,000, or 8.3%, compared to the second quarter of 2020;
- Net interest margin was 3.52% for the second quarter, a decrease of 7 basis points compared to 3.59% for the prior quarter and a decrease of 2 basis points compared to the quarter ended June 30, 2020;

- Provision for loans losses was $186,000 for the second quarter, no change from the prior quarter and a reduction of $364,000, or 66.2%, compared to the second quarter of 2020;
- Noninterest income increased $249,000, or 11.7%, during the second quarter compared to the first quarter, and $750,000, or 46.1%, compared to the second quarter of 2020;
- Total noninterest expense increased $375,000, or 5.9%, during the second quarter compared to the first quarter, but decreased $468,000, or 6.5%, compared to the second quarter of 2020;
- Salaries and employee benefits expense increased $20,000, or 0.6%, during the second quarter compared to the prior quarter, but decreased $719,000, or 18.8%, compared to the second quarter of 2020;
- Total assets decreased $12.7 million, or 1.6%, during the second quarter, to $797.6 million at June 30, 2021, but grew by $42.9 million, or 5.7%, compared to June 30, 2020;
- Securities available for sale increased $49.7 million, or 107.4%, during the quarter ended June 30, 2021, and $50.5 million, or 110.9%, compared to June 30, 2020;
- Total deposits decreased $9.6 million, or 1.3%, during the second quarter, to $711.4 million at June 30, 2021, but increased $43.0 million, or 6.4%, compared to June 30, 2020;
- Annualized net charge offs as a percentage of average loans were 0.53% during the second quarter of 2021, 0.06% during the first quarter of 2021, and 0.21% during the second quarter of 2020; and
- Book value per share increased to $2.55 at June 30, 2021 as compared to $2.48 at March 31, 2021 and $2.32 at June 30, 2020.

Quarterly Earnings

During the second quarter of 2021, compared to the first quarter of 2021, net interest income increased $238,000, a result of $129,000 more interest income on earning assets and $109,000 less interest expense on interest-bearing liabilities. The primary drivers were an increase of $143,000 in loan interest income, an increase of $87,000 in interest income on investments, and a decrease of $108,000 in interest expense on time deposits, offset by a decrease of $103,000 in loan fees. The increase in loan interest income was due to higher average loan balances. The increase in interest income on investments was driven by an increase of $22.9 million in average balances, as we redeployed lower yielding deposits in other banks into investment securities providing a higher return. The reduction in interest expense on time deposits was driven mainly by rate reductions, as market rates have fallen throughout 2020 and so far in 2021, combined with a reduction in average balances of $11.8 million. The decrease in loan fees occurred as PPP customers focused on originations of second-round loans over forgiveness of first-round loans.

The net interest margin for the second quarter of 2021 was 3.52%, a reduction of 7 basis points compared to 3.59% for the first quarter of 2021. Although the yield on loans, including fees, is down to 4.69% from 4.79%, an increase in average balances led to an improvement in interest income from loans of $40,000, net of the reduction in loan fees. The yield on investment securities is also down, to 2.02% from 2.25%, but the increase in average balances noted above more than offset the reduced rate. Our cost of funds dropped to 0.38% for the second quarter of 2021, versus 0.46% for the first quarter of 2021 and 0.76% for the second quarter of 2020. We have also seen an increase in non-interest-bearing deposits from stimulus payments and PPP funds, which are generally deposited into customer accounts, and these have had a large positive effect on our cost of funds.

The provision for loan losses was unchanged at $186,000 in the second quarter of 2021 compared to the first quarter of 2021, but decreased $364,000 compared to the second quarter of 2020, due to a combination of factors, including the limited risk associated with PPP loans, improving economic trends, including improving employment statistics, combined with the liquidity provided to customers through stimulus payments and the aforementioned funding and forgiveness of PPP loans.

Total non-interest income increased $249,000 in the second quarter of 2021 compared to the first quarter of 2021, and $750,000 compared to the second quarter of 2020. The quarter-over-quarter improvement is due to an additional $208,000 of card processing and interchange income, driven mainly by increased volume and an incremental increase in interchange income. The year-over-year quarterly improvement is due to an increase of $313,000 in service charges and fees, an increase of $166,000 in insurance and investment fees, and an increase of $237,000 in card processing and interchange income. As part of the project to improve earnings, fee schedule changes were implemented in August of 2020, and this contributed to the increase in service charges and fees. Card processing revenue increased due to the aforementioned increased volume and the related incremental increase in interchange income received. In addition, efforts to increase noninterest income revenues from financial services

drove the improvement in insurance and investment fees. Commissions and gains on originations and sales of mortgage loans also increased.

Total non-interest expense increased $375,000 in the second quarter of 2021 compared to the first quarter of 2021, due primarily to a $267,000 increase in other operating expenses, which was driven by a combination of increases in advertising, ATM network expense, consulting fees, loan related expenses, and legal and professional fees, which were $38,000, $61,000, $38,000, $36,000 and $18,000, respectively. The increased expense of the ATM network is due to increased transaction volume. Consulting fees increased due to ongoing and new earnings improvement projects and updating our strategic and capital plans. Legal and professional fees increased due to costs associated with previously disclosed litigation and general increases in audit and internal audit expenses. Additionally, salaries and benefits expense increased $20,000 quarter-over-quarter due to general wage increases, plus increased group insurance costs. Data processing costs increased $80,000 quarter-over-quarter due to implementation and payments related to renewals of annual software support to our core system and loan processing software providers.

For the second quarter of 2021 compared to the second quarter of 2020, total non-interest expense decreased $468,000, as salaries and benefits expense decreased $719,000 due to the impact of the restructuring implemented in May and June of 2020. Occupancy expense increased $34,000 due largely to costs associated with the new Kingsport, Tennessee, office. Other operating expenses increased $221,000 primarily due to increases in ATM network expense, legal and professional fees, consulting fees and loan related expenses. The increased expense of the ATM network is due to increased transaction volume. Consulting fees increased due to ongoing and new earnings improvement projects and updating our strategic and capital plans. Loan related expenses increased due to costs incurred for PPP loan forgiveness and collection and administrative costs for other loans.

Year-to-date Earnings

Overall, during the six months ended June 30, 2021, compared to the same period in 2020, net income has improved 4231% to $3.2 million from $75,000. Although interest income is down $464,000, reduced interest expense of $1.2 million more than offset it, resulting in an improvement of $782,000 in net interest income. Provision for loan losses is down $1.2 million, or 76.0%, to $372,000 in the first six months of 2021 versus the first six months of 2020. For the same period comparisons, non-interest income is up $710,000, or 18.7%, and non-interest expense is down $1.4 million, or 9.5%. Refer to the following paragraphs for more detail.

The $1.1 million reduction in interest expense on deposits was driven mainly by a reduction in the average cost of retail time deposits, which declined 60 basis points, to 1.04% from 1.64%, plus a decrease in average balances of $31.9 million. The decline in interest income on earning assets was due primarily to a $963,000 decrease in interest income on loans, where average loan yields for the period went down 46 basis points to 4.41% from 4.87%, even though average balances of loans increased $17.8 million to $591.1 million. This decrease in loan interest income was partially offset by an increase of $632,000 in loan fees, due primarily to recognition of deferred fees on PPP loans. Interest income on deposits with other banks also decreased, by $134,000, due to a lower average yield of 0.09% in the first half of 2021 compared to 0.63% in the first half of 2020, even though average balances grew $33.1 million. The reduction in both interest income and interest expense was driven mainly by lower market rates, which fell throughout 2020 and into 2021. As a result, the net interest margin for the first half of 2021 was 3.56%, a reduction of 8 basis points compared to 3.64% for the first half of 2020.

The provision for loan losses for the first half of 2021 compared to the first half of 2020 decreased $1.2 million, to $372,000 from $1.6 million, due to a combination of factors as noted in the Quarterly Earnings section above, including the limited risk associated with PPP loans, improving economic trends, including improving employment statistics, combined with the liquidity provided to customers through stimulus payments and the aforementioned funding and forgiveness of PPP loans.

Total non-interest income for the first half of 2021 compared to the same period in 2020 grew by $710,000 to $4.5 million. This improvement was driven by increases in card processing and interchange income, service charges and fees, and insurance and investment fees, of $348,000, $294,000 and $260,000, respectively. The improvement in card processing and interchange income resulted from increased volume and the related increase in interchange fees received. The improvement in service charges and fees resulted from the fee schedule changes we made last August. Efforts to increase noninterest income revenues from financial services drove the improvement in insurance and investment fees. Although other non-interest income decreased by $188,000, when the $220,000 bonus

payment provided by a service provider in 2020 is considered, this line item increased by $32,000. Also, commissions and gains from originations and sales of mortgage loans increased by $65,000.

For the six months ended June 30, 2021, compared to the same period in 2020, total non-interest expense decreased $1.4 million, to $13.1 million, primarily because of the $1.1 million reduction in salaries and benefit expense, which is due to the restructuring implemented during the second quarter of 2020. Occupancy and equipment expense increased $97,000, primarily due to the Kingsport, Tennessee, office that opened in the third quarter of 2020. Data processing and telecommunications expense is down $51,000 due to changes in the related agreements with some of those service providers. Other operating expenses were down $275,000 due primarily to a $213,000 decrease in consulting fees, a $57,000 decrease in FDIC insurance premiums, and a $58,000 decrease in other real estate owned expenses, offset by a $98,000 increase in legal and professional fees and a $63,000 increase in loan related expenses. The reduced consulting fees are related to non-recurring costs incurred in 2020. The decrease in FDIC insurance resulted from improvements in our related risk assessment and reduced levels of nonperforming loans. The decrease in other real estate owned expenses relates to recognition of a previously deferred gain on a sale of OREO of $50,000. The increase in legal and professional fees relates to costs associated with previously disclosed litigation, along with general increases in audit, internal audit and other related professional services. Loan related expenses increased due to costs incurred for PPP loan forgiveness and collection and administrative costs for other loans.

Balance Sheet

Total assets decreased $12.7 million, or 1.6%, to $797.6 million during the quarter ended June 30, 2021 from $810.3 million at March 31, 2021, primarily due to a $60.9 million decrease in deposits at other banks, which was driven by redeployment of $49.7 million into investment securities, along with reductions in customer deposits and the maturity and repayment of an FHLB advance. Also, during the second quarter of 2021, total loans decreased $2.5 million, or 0.43%, to $591.9 million at June 30, 2021, due to forgiveness of PPP loans outpacing new PPP and other loan originations.

At June 30, 2021 compared to December 31, 2020, loan balances increased $16.3 million, or 2.8%, as commercial real estate loans grew $21.1 million and the second round of PPP loans generated $775,000 of additional commercial loans (net of forgiveness). The increase in commercial real estate loans has been positively impacted by our Boone, North Carolina, loan production office which opened during the fourth quarter of 2020. Also, during the first half of 2021, total deposits increased $43.4 million, or 6.5%, to $711.4 million due to stimulus payments and PPP funding.

Capital

Since December 31, 2020, total capital increased $2.8 million, as year-to-date earnings added $3.2 million, while accumulated other comprehensive income decreased by $461,000. Consequently, book value per share has increased to $2.55 at June 30, 2021 compared to $2.43 at December 31, 2020. The Bank remains well capitalized per regulatory guidance.

Asset Quality

The allowance for loan losses as a percentage of total loans was 1.13% at June 30, 2021, 1.23% at March 31, 2021, 1.25% at December 31, 2020 and 1.12% at June 30, 2020.

Annualized net charge-offs, as a percentage of average loans, was 0.53% during the second quarter of 2021, as compared to 0.06% for the first quarter of 2021 and 0.21% for the second quarter of 2020. This increase is due to an $835,000 charge-off related to a single borrower. Our quarterly assessment of the allowance for loan losses did not indicate the need for additional provision expense, due to improving qualitative factors, combined with the decrease in classified loans.

Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled $6.2 million at June 30, 2021, a decline of $2.5 million, or 29.2%, during the second quarter and a decline of $2.7 million, or 30.6%, since year-end 2020. Nonperforming assets as a percentage of total assets were 0.77% at June 30, 2021, 1.07% at March 31, 2021, 1.17% at December 31, 2020, and 1.35% at June 30, 2020.

As we continue working to reduce nonearning assets, other real estate owned is down to $2.3 million as of June 30, 2021, compared to $3.3 million as of December 31, 2020. Related expenses associated with other real estate owned

are down by $56,000, or 57.7%, during the second quarter of 2021 compared to the first quarter of 2021, and down by $92,000, or 69.2%, compared to the second quarter of 2020.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 19 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company's common stock is traded over the counter under the trading symbol "NWPP". Additional investor information can be found on the Company's website at www.npbankshares.com.

This news release contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

(i) the success or failure of efforts to implement the Company's business plan; (ii) any required increase in the Company' regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company's nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company's markets; (vii) the Company's ability to attract and retain talent; (viii) demographical changes in the Company's markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company's market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower's ability to repay and the Company's management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xvii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues (including the recent novel coronavirus (COVID-19) outbreak and the associated efforts to limit the spread of the disease), and other catastrophic events; (xviii) technology utilized by the Company; (xix) the Company's ability to successfully manage cyber security; (xx) the Company's reliance on third-party vendors and correspondent banks; (xxi) changes in generally accepted accounting principles; (xxii) changes in governmental regulations, tax rates and similar matters; and (xxiii) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED BALANCE SHEETS
QUARTERS ENDED JUNE 30, 2021 THROUGH JUNE 30, 2020
(IN THOUSANDS EXCEPT SHARE DATA)
(UNAUDITED)

ASSETS	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Cash and due from banks	$ 16,878	$ 17,460	$ 16,023	$ 16,002	$ 16,823
Interest-bearing deposits with banks	52,647	113,510	76,105	61,636	61,804
Federal funds sold	132	234	222	270	264
Total Cash and Cash Equivalents	69,657	131,204	92,350	77,908	78,891
Investment securities available-for-sale	96,031	46,292	48,406	44,109	45,526
Loans held for sale	-	-	389	377	-
Loans receivable	591,914	594,454	575,566	585,122	587,566
Allowance for loan losses	(6,696)	(7,293)	(7,191)	(6,987)	(6,575)
Net Loans	585,218	587,161	568,375	578,135	580,991
Bank premises and equipment, net	22,946	22,560	22,174	22,580	22,522
Other real estate owned	2,269	3,342	3,334	3,237	3,005
Accrued interest receivable	2,259	2,223	2,392	2,781	2,997
Deferred taxes, net	2,373	2,813	3,126	3,974	4,354
Right-of-use assets – operating leases	5,248	5,344	5,439	5,537	5,637
Other assets	11,587	9,327	10,317	10,527	10,728
Total Assets	$ 797,588	$ 810,266	$ 756,302	$ 749,125	$ 754,651
LIABILITIES					
Deposits					
Noninterest bearing	$ 255,267	$ 259,305	$ 223,725	$ 215,371	$ 223,593
Interest-bearing	456,100	461,649	444,287	446,301	444,811
Total Deposits	711,367	720,954	668,012	661,672	668,404
Borrowed funds	16,496	21,496	21,496	21,496	21,496
Lease liabilities – operating leases	5,248	5,344	5,439	5,537	5,637
Accrued interest payable	309	359	436	491	604
Accrued expenses and other liabilities	3,204	2,766	2,742	3,010	3,037
Total Liabilities	$ 736,624	$ 750,919	$ 698,125	$ 692,206	$ 699,178
STOCKHOLDERS' EQUITY					
Common stock - $2.00 par value; 50,000,000 shares authorized; 23,922,086 shares issued and outstanding at each quarter-end	47,844	47,844	47,844	47,844	47,844
Additional paid-in capital	14,570	14,570	14,570	14,570	14,570
Retained deficit	(1,731)	(3,394)	(4,979)	(6,370)	(7,794)
Accumulated other comprehensive income	281	327	742	875	853
Total Stockholders' Equity	60,964	59,247	58,177	56,919	55,473
Total Liabilities and Stockholders' Equity	$ 797,588	$ 810,266	$ 756,302	$ 749,125	$ 754,651

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE QUARTERS ENDED JUNE 30, 2021 THROUGH JUNE 30, 2020
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
INTEREST AND DIVIDEND INCOME					
Loans including fees	$ 6,959	$ 6,921	$ 7,155	$ 7,271	$7,114
Federal funds sold	-	-	-	-	-
Interest-earning deposits with banks	22	19	17	16	13
Investments	335	247	234	245	272
Dividends on equity securities (restricted)	32	32	33	34	37
Total Interest and Dividend Income	7,348	7,219	7,439	7,566	7,436
INTEREST EXPENSE					
Deposits	575	683	867	1,024	1,131
Borrowed funds	122	123	125	128	165
Total Interest Expense	697	806	992	1,152	1,296
NET INTEREST INCOME	6,651	6,413	6,447	6,414	6,140
PROVISION FOR LOAN LOSSES	186	186	300	450	550
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,465	6,227	6,147	5,964	5,590
NONINTEREST INCOME					
Service charges and fees	841	832	979	859	528
Card processing and interchange	1,072	864	834	892	835
Insurance and investment fees	275	226	269	206	109
Net gain on sales of available-for-sale securities	-	-	-	-	-
Other noninterest income	190	207	152	159	156
Total Noninterest Income	2,378	2,129	2,234	2,116	1,628
NONINTEREST EXPENSES					
Salaries and employee benefits	3,099	3,079	2,928	2,981	3,818
Occupancy and equipment expense	1,184	1,176	1,141	1,132	1,150
Data processing and telecommunications	653	573	616	604	657
Other operating expenses	1,788	1,521	1,587	1,565	1,567
Total Noninterest Expenses	6,724	6,349	6,272	6,282	7,192
INCOME BEFORE INCOME TAXES	2,119	2,007	2,109	1,798	30
INCOME TAX EXPENSE	456	422	718	374	1
NET INCOME	$ 1,663	$ 1,585	$ 1,391	$ 1,424	$ 29
Income Per Share					
Basic and diluted	$ 0.07	$ 0.07	$ 0.06	$ 0.06	$ 0.00
Weighted Average Shares of Common Stock					
Basic and diluted	23,922,086	23,922,086	23,922,086	23,922,086	23,922,086

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)

	June 30, 2021	June 30, 2020
INTEREST AND DIVIDEND INCOME		
Loans including fees	$ 13,881	$14,212
Federal funds sold	-	1
Interest-earning deposits with banks	41	175
Investments	581	569
Dividends on equity securities (restricted)	64	74
Total Interest and Dividend Income	14,567	15,031
INTEREST EXPENSE		
Deposits	1,258	2,393
Borrowed funds	245	356
Total Interest Expense	1,503	2,749
NET INTEREST INCOME	13,064	12,282
PROVISION FOR LOAN LOSSES	375	1,550
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	12,692	10,732
NONINTEREST INCOME		
Service charges and fees	1,673	1,379
Card processing and interchange	1,936	1,588
Insurance and investment fees	501	241
Net gain on sales of available-for-sale securities	-	4
Other noninterest income	397	585
Total Noninterest Income	4,507	3,797
NONINTEREST EXPENSES		
Salaries and employee benefits	6,178	7,319
Occupancy and equipment expense	2,360	2,263
Data processing and telecommunications	1,226	1,277
Other operating expenses	3,309	3,584
Total Noninterest Expenses	13,073	14,443
INCOME BEFORE INCOME TAXES	4,126	86
INCOME TAX EXPENSE	878	11
NET INCOME	$ 3,248	$ 75
Income Per Share		
Basic and diluted	$ 0.14	$ 0.00
Weighted Average Shares of Common Stock		
Basic and diluted	23,922,086	23,922,086

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS
(UNAUDITED)

	For the three-months ended,				
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Key Performance Ratios					
Earning Asset Yield	3.89%	4.04%	4.25%	4.31%	4.28%
Cost of interest bearing liabilities	0.58%	0.69%	0.85%	0.98%	1.12%
Cost of Funds	0.38%	0.46%	0.58%	0.66%	0.76%
Net Interest Margin	3.52%	3.59%	3.68%	3.65%	3.54%
Return on average stockholder's equity	11.15%	10.96%	9.65%	10.15%	0.21%
Return on average assets	0.82%	0.83%	0.74%	0.75%	0.02%
Efficiency Ratio*	74.42%	74.28%	72.19%	73.59%	92.48%
Loan to Deposit Ratio	83.21%	82.45%	86.16%	88.43%	87.91%
Asset Quality					
Allowance for loan loss to total loans	1.13%	1.23%	1.25%	1.19%	1.12%
Net Charge Offs to average loans, annualized	0.53%	0.06%	0.07%	0.03%	0.21%
Nonaccrual loans to total loans	0.66%	0.90%	0.96%	0.91%	1.22%
Nonperforming assets to total assets	0.77%	1.07%	1.17%	1.15%	1.35%
Capital Ratios (Bank Only)					
Tier 1 leverage	9.19%	9.41%	9.49%	9.10%	8.93%
Tier 1 risk-based capital	14.82%	14.91%	15.16%	14.59%	14.19%
Total risk-based capital	16.08%	16.16%	16.41%	15.84%	15.44%
Total common equity tier 1 capital	14.82%	14.91%	15.16%	14.59%	14.19%

*The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.